================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Deltic Timber Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                            RR DONNELLEY FINANCIAL
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

               [LOGO OF DELTIC TIMBER CORPORATION APPEARS HERE]


                           DELTIC TIMBER CORPORATION

                           NOTICE OF ANNUAL MEETING
                               _________________

To the Stockholders of
Deltic Timber Corporation:

     The Annual Meeting of Stockholders of Deltic Timber Corporation ("Deltic" or "the Company") will be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, on Tuesday, April 28, 1998 at 10:00 a.m., Central Daylight Time, for the following purposes:

          Item 1: To elect three Class II directors to hold office for a three-year term;

          Item 2: To express approval or disapproval of the action of the Board of Directors in appointing KPMG Peat Marwick LLP as the Company's independent auditors for 1998.

          To transact such other business as may properly come before the meeting and any adjournment thereof.

     Holders of record of Deltic common stock at the close of business on March 11, 1998 will be entitled to vote with respect to this solicitation. Stockholders are reminded that your shares of Deltic common stock cannot be voted unless you properly execute and return the enclosed proxy card or make other arrangements to have your shares represented at the meeting.

                                    By order of the Board of Directors,



                                    W. Bayless Rowe
                                    Secretary

El Dorado, Arkansas
March 18, 1998

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                           DELTIC TIMBER CORPORATION

                                 P.O. BOX 7200
                        EL DORADO, ARKANSAS 71731-7200
                             ____________________

                                PROXY STATEMENT
                             ____________________

                                    GENERAL

     This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Deltic Timber Corporation ("Deltic" or "the Company") for the Annual Meeting of Stockholders to be held on April 28, 1998, in El Dorado, Arkansas. Only stockholders of record at the close of business on March 11, 1998 (the "Record Date") are entitled to notice of, and to vote at, the meeting. There were 12,813,879 shares of Deltic common stock outstanding and entitled to vote on February 28, 1998. Each share of Deltic common stock is entitled to one vote on each matter properly brought before the meeting.

     Commencing approximately on March 18, 1998, the Company is mailing its annual report for the year ended December 31, 1997, together with this proxy statement and the enclosed proxy card to holders of Deltic common stock on the Record Date. A copy of the Company's Form 10-K for 1997 as filed with the Securities and Exchange Commission ("SEC") may be obtained by writing the Controller of the Company at the address provided above.


                               VOTING OF PROXIES

     Your vote is important. Shares can be voted at the annual meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, you are urged to sign, date and return the accompanying proxy card.

     When the enclosed proxy card is properly signed, dated, and returned, stock represented by the proxy will be voted in accordance with your directions. You can specify your voting instructions by marking the appropriate spaces on the proxy card. If your proxy card is signed and returned without specific voting instructions, your shares of Deltic common stock will be voted as recommended by the Board of Directors: "FOR" the election of the three nominees for director named in the proxy card, and "FOR" the ratification of the selection of KPMG Peat Marwick LLP as the Company's independent auditors for 1998. Abstentions marked on the proxy card are voted "against" the proposals but are counted in determination of a quorum.

     You may revoke your proxy at any time before it is voted at the meeting by
(a) executing a later-dated proxy, (b) voting by ballot at the meeting, or (c) filing a notice of revocation with the inspectors of election in care of the Secretary of the Company at the above address.

                                      (1)

                  VOTING SHARES HELD IN EMPLOYEE THRIFT PLAN

     If you are a participant in the Deltic Stock Fund of the Deltic Timber Corporation Thrift Plan or Fund C-1 of the Murphy Oil Corporation Thrift Plan, the trustees of such plans will vote the number of shares allocated to your account pursuant to the instructions you provide, so please sign and return your card promptly.


                                VOTES REQUIRED

     The presence, in person or by proxy, of the holders of at least a majority of the shares of Deltic common stock outstanding on the Record Date is necessary to have a quorum for the annual meeting. Abstentions and broker "no-votes" are counted as present for purposes of determining a quorum. A broker "no-vote" occurs when a nominee holding shares of Deltic common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

     The affirmative vote of a majority of the shares present in person or by proxy at the meeting is required for the passage of the Board of Directors' proposals (Items 1 and 2). Any shares not voted by abstention have the same effect as a vote against the proposals and broker "no-votes" have no effect on the outcome of the vote.


                            SOLICITATION OF PROXIES

     Solicitation of proxies may be made by directors, officers or employees of the Company through the mail, in person and by telecommunications. The cost of soliciting proxies will be borne by the Company. In accordance with the regulations of the SEC and the New York Stock Exchange ("NYSE"), the Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to the beneficial owners of Deltic common stock.


             PROCEDURES FOR STOCKHOLDER PROPOSALS AND NOMINATIONS

     Under the Company's Amended and Restated Bylaws, nominations for director may be made only by the Board of Directors (or a committee of the Board), or by a stockholder entitled to vote who has delivered notice to the Company not less than ninety (90) days before the anniversary of the preceding year's annual meeting.

     The Bylaws also provide that no business may be brought before an annual or special stockholders' meeting except as specified in the notice of meeting (which includes stockholders' proposals that the Company is required to set forth in its proxy statement under applicable SEC rules) or as otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the Bylaws) within the time limits described above for a nomination for the election of director. These requirements are separate and apart from, and in addition to the SEC's requirements that a stockholder must comply with in order to have a stockholder proposal included in the Company's proxy statement under SEC rules.

                                      (2)

     A copy of the full text of Company's Amended and Restated Bylaws may be obtained upon written request to the Secretary at the address provided above.


                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Stockholder proposals intended to be presented at Deltic's 1999 Annual Meeting of Stockholders must be received by Deltic's Secretary no later than January 29, 1999. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the Company's 1999 proxy materials.


                        ELECTION OF CLASS II DIRECTORS
                            (ITEM 1 ON PROXY CARD)

     The Board of Directors currently consists of three classes of directors, equal in number. Directors hold office for staggered terms of three years (or less if they are filling a vacancy) and until their successors are elected and qualified. One of the three classes, comprising one third of the directors, is elected each year to succeed the directors whose terms are expiring. The directors in Class I were elected at the 1997 annual meeting to serve for a term expiring at the Company's annual meeting in the year 2000. The directors in Class II are serving terms expiring at the Company's annual meeting of stockholders in 1998 and Class II directors will stand for election at such meeting. The directors in Class III are serving terms expiring at the Company's annual meeting of stockholders in 1999.

     The Company was incorporated in Delaware on September 4, 1996 in anticipation of the spin off by Murphy Oil Corporation ("Murphy") of its farm, timber and real estate business, then conducted by Deltic Farm & Timber Co. Inc., an Arkansas corporation ("Deltic Farm & Timber"). Effective December 17, 1996, Deltic Farm & Timber was merged with and into the Company. From the date of its incorporation until December 17, 1996, the Board of Directors of the Company consisted of three employees of Murphy, Messrs. Walter K. Compton, Clefton D. Vaughan and W. Bayless Rowe. (The latter two individuals became employees of Deltic effective January 1, 1997.) Effective on December 17, 1996, Murphy, acting as Deltic's sole stockholder, elected nine new directors to Deltic's board. Three of these nine, including Chairman Robert C. Nolan, were elected for new three year terms at the 1997 annual meeting. These nine directors have served continuously on the Board since December 17, 1996.

     Deltic's Board of Directors has proposed the following nominees for election as directors at the 1998 annual meeting:

                        NOMINEES FOR CLASS II DIRECTORS

          WITH TERMS EXPIRING AT THE ANNUAL MEETING IN THE YEAR 2001:

                               Eric M. Heiner
                               William L. Rosoff
                               John C. Shealy

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE ABOVE-NAMED NOMINEES AS DIRECTORS FOR A TERM OF THREE YEARS.

                                      (3)

Proxies solicited by the Board of Directors will be voted "FOR" the election of the nominees, unless otherwise instructed on the proxy card.

     Information is provided below with respect to each nominee for election and for each director whose term expires in subsequent years. Should one or more of these nominees be unavailable to accept nomination or election as a director, the individuals named as proxies on the enclosed proxy card will vote the shares that they represent for the election of such other persons as the Board may recommend unless the Board reduces the number of directors. The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve if elected.


                      NOMINEES FOR ELECTION AS DIRECTORS

                       CLASS II -- TERMS EXPIRE IN 2001

     ERIC M. HEINER, 53, has been a Director since December 17, 1996. Since 1975, Mr. Heiner has been engaged in real estate development and investments. Mr. Heiner serves as a member of the Board's Audit Committee and Executive Compensation Committee.

     WILLIAM L. ROSOFF, 51, has been a Director since December 17, 1996. Effective January 15, 1998, Mr. Rosoff was named Senior Vice President and General Counsel of RJR Nabisco Holdings Corp ("RJR Nabisco"). Prior to his position at RJR Nabisco, Mr. Rosoff had been a partner of the Davis Polk & Wardwell law firm. Davis Polk & Wardwell has represented the Company in various corporate matters, and the Company expects to retain the services of Davis Polk & Wardwell in the future. Mr. Rosoff serves as a member of the Board's Audit Committee and Executive Compensation Committee (except as to certain matters).

     JOHN C. SHEALY, 69, has been a Director since December 17, 1996. Mr. Shealy was Vice President and General Manager, Southern Region of Willamette Industries, Inc. from 1981 until his retirement in 1994. Mr. Shealy is also Chairman of American Bank of Ruston, Louisiana. Mr. Shealy serves as Chairman of the Board's Audit Committee.


                    DIRECTORS WHOSE TERM OF OFFICE CONTINUE

                       CLASS III -- TERMS EXPIRE IN 1999

     O.H. DARLING, JR., 69, has been a Director since December 17, 1996. Mr. Darling was Division Manager, Crossett Division, Georgia Pacific Corporation from 1978 until his retirement in 1994. Mr. Darling serves as a member of the Board's Audit Committee.

     REV. CHRISTOPH KELLER, III, 43, has been a Director since December 17, 1996. Rev. Keller has been a clergyman since 1982 and the Vicar of St. Margaret's Episcopal Church in Little Rock, Arkansas since June 1990. Rev. Keller is also a member of the Board of Directors of Inglewood Land and Development Company of Alexandria, Louisiana and effective early in 1998 became one of the managers of Keller Enterprises, L.L.C. Rev. Keller serves as a member of the Board's Audit Committee and Executive Compensation Committee.

                                      (4)

     R. MADISON MURPHY, 40, has been a Director since December 17, 1996. Since October 1994, Mr. Murphy has been Chairman of the Board of Murphy. Prior to such time, Mr. Murphy served as Executive Vice President and Chief Financial and Administrative Officer of Murphy (from March 1992 to October 1994, with the Chief Administrative position added in February 1993), Vice President of Planning of Murphy (February 1988 to March 1992) and Treasurer of Murphy (July 1990 to August 1991). Mr. Murphy is also a director of First United Bancshares, Inc. Mr. Murphy serves as Chairman of the Board's Executive Compensation Committee and as a member of its Executive and Nominating Committee.


                CLASS I -- NOMINEES FOR TERMS EXPIRING IN 2000

     ROBERT C. NOLAN, 56, has been the Company's nonemployee Chairman of the Board since December 17, 1996. For the past 26 years, Mr. Nolan has been Managing Partner of Munoco Company, an Arkansas partnership engaged in the exploration for and production of oil and gas. In addition, Mr. Nolan has over 25 years experience in timberland management. Mr. Nolan is a director of First United Bancshares, Inc. and First National Bank of El Dorado. Mr. Nolan is Chairman of the Board's Executive and Nominating Committee, and by virtue of his office serves as an "ex officio" member of all other Committees of the Board, except the Audit Committee.

     RON L. PEARCE, 56, has been President and Chief Executive Officer and a Director of the Company since December 17, 1996. From June 1993, Mr. Pearce was President of Deltic Farm & Timber, which was merged with and into the Company on December 17, 1996. Prior to such time, Mr. Pearce was Manager of Operations and Planning for Deltic Farm & Timber, a position he held beginning in February 1991. Mr. Pearce is a member of the Board's Executive and Nominating Committee.

     ALEX R. LIEBLONG, 47, has been a Director since December 17, 1996. Effective June 19, 1997 Mr. Lieblong formed his own full service securities firm, Lieblong & Associates, Inc., where he is President and owner. Prior to formation of Lieblong & Associates, Inc., Mr. Lieblong was Branch Manager, Corporate Vice President of PaineWebber, Inc. Mr. Lieblong serves as a member of the Board's Executive and Nominating Committee and Executive Compensation Committee.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Messrs. Keller, Murphy and Nolan are first cousins and Mr. Heiner is the spouse of a first cousin of Messrs. Keller, Murphy and Nolan. These four nominees, their spouses, and members of their immediate families directly or indirectly own in the aggregate approximately 25% of the outstanding stock of the Company and may be considered the controlling persons of the Company. See also "Certain Stock Ownerships" on Page 7 of this Proxy Statement.

     The Company owns undivided interests in numerous tracts of timberland and several tracts of farmland that it operates and manages on behalf of itself and co-owners. In addition, the Company manages under contract timberland and farmland in which it does not own an interest for third parties. Messrs. Nolan, Murphy, Keller and Heiner and members of their respective families (the "families") own certain undivided interests in timberland and farmland managed by the Company. In addition, the families are parties to management contracts with the Company for timberland and farmland which they or entities for which they are officers, directors, stockholders, trustees and/or partners own. The Company's standard

                                      (5)
terms and conditions are utilized in all arrangements with the families, as well as with other third parties. For timberland, these terms and conditions include an annual per acre fee, cost plus 15% for special silvicultural projects and a 5% commission from the proceeds of timber sales. For farmland, the principal term and condition is a fee of 25% of operating income realized from crop sales. The families own farmland, commonly referred to as the Buckmeadow Plantation, which is managed and operated for the families' account by the Company. During 1997, Buckmeadow Plantation paid to the Company $115,074.57 for management fees, overhead reimbursement and cotton ginning fees. Also during 1997, Munoco Company, an Arkansas partnership, for whom Mr. Nolan is managing general partner, received a distribution of proceeds totaling $81,250.00 from a farming venture operated and owned 61.875% by the Company. The families own approximately 96% of the outstanding shares of Loutre Land and Timber Company, an Arkansas corporation. Loutre Land and Timber Company owns approximately 32,000 acres of timberland, a majority of which is managed by the Company. In 1997, Loutre Land and Timber Company paid to Deltic $236,111.14 for management fees, special silvicultural services and timber sales commissions. The families also own approximately 16% of the outstanding stock of First Land and Timber Corporation, an Arkansas corporation. The Company manages approximately 9,700 acres of timberland owned by First Land and Timber Corporation and in 1997 received management fees, special silvicultural project expense and timber sale commissions totaling $86,264.68.


                            THE BOARD OF DIRECTORS

     The responsibility and authority for managing the business of the Company rests with its Board of Directors, who are elected by its stockholders. The Board of Directors sets strategic policy, approves business plans and delegates authority to execute its policies and plans to the President and Chief Executive Officer. During 1997, Deltic's Board of Directors held six meetings. Also during the year, the Board's Audit Committee, Executive Compensation Committee and Executive and Nominating Committee held one, two and nine meetings, respectively. All of the Company's Directors attended at least 75% percent of their Board and Committee meetings.

                                  COMMITTEES

     At the first meeting of Deltic's Board of Directors held on January 22, 1997, the Board established three committees: the Audit Committee, the Executive Compensation Committee, and the Executive and Nominating Committee. These committees are briefly described below:

     The Audit Committee meets regularly with the Company's independent auditors and internal auditors to review the adequacy of the Company's internal controls as well as the scope and reports of audits performed by them. In addition, the committee is the principal agent of the Board of Directors in assuring the adequacy of the Company's financial and accounting reporting control processes. The Audit Committee is also responsible for recommending to the Board of Directors the appointment of the Company's independent auditors. The committee consists of five independent directors and during its first year met once. It is expected to meet as necessary in 1998.

     The Executive Compensation Committee reviews and approves the Company's total compensation philosophy and programs covering executive officers and key management employees as well as the competitiveness of Deltic's total compensation practices. The committee also reviews the performance levels of Deltic's executive officers and determines base salaries and incentive awards for such executive

                                      (6)
officers and also the compensation of Deltic's nonemployee Chairman. The committee, which consists of five independent (including four "nonemployee") directors, met twice in 1997 and is expected to meet as necessary in 1998.

     The Executive and Nominating Committee acts as surrogate for the Board by maintaining surveillance over operations and exercising the general powers of the Board when the Board is not in session, except that the Committee does not have the power, among other things to: declare dividends, issue stock, amend the Bylaws, or approve any merger or share exchange. This committee also constitutes the Board's Nominating Committee and in such capacity it proposes and considers suggestions as to candidates for membership on the Board, including a slate of directors for submission to the stockholders at the annual meeting. The Committee met nine times in 1997 and is expected to meet at least each month during which the Board does not meet in 1998.

                           COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company will be paid an annual retainer of $16,000, a $1,000 fee for each meeting attended of the Board and a $500 fee for each meeting attended of any committee thereof. Retainer and meeting fees are paid quarterly in arrears. Directors are also reimbursed their travel, meal and lodging expenses for attending meetings. In addition to the regular retainer and meeting fees, the Company's nonemployee Chairman, Mr. Nolan, was paid $50,000 during 1997. For 1998, the Chairman's retainer has been increased by $10,000.

                            CERTAIN STOCK OWNERSHIP

     The following table and related text sets forth information, by the categories listed, concerning ownership of Common Stock of the Company at February 28, 1998 with respect to each director (including those nominated for re-election), each of the named executives listed in the "Summary Compensation Table" on Page 12 of this Proxy Statement, directors and officers as a group, and each person or entity who has filed reports with the Company pursuant to applicable SEC rules disclosing ownership of as much as 5% of the Company's Common Stock.

                                                         TYPE OF OWNERSHIP
                               ---------------------------------------------------------------------
                                                                            VOTING AND
                                                                            INVESTMENT
                                  PERSONAL,                                 POWER ONLY,   SUBJECT TO
                                  WITH FULL                    SPOUSE         AND NOT      OPTIONS               PERCENT OF
                                 VOTING AND    PERSONAL, AS   AND OTHER     INCLUDED IN  EXERCISABLE             OUTSTANDING
                                 INVESTING     BENEFICIARY    HOUSEHOLD       OTHER         WITHIN               (IF GREATER
            NAME                   POWER       OF TRUST(S)    MEMBERS (1)   COLUMNS (2)     60 DAYS     TOTAL     THAN .9%)
          --------             -------------   ------------  ------------  ------------  -----------  ---------  ----------
O.H. Darling.................         1,000          ---             ---          ---           ---       1,000      ---
Eric Heiner..................         6,057          ---         126,947       21,733           ---     154,737      1.2%
Rev. Christoph Keller, III...        26,240       65,080           2,652      197,003 (3)       ---     290,975      2.3%
Alex Lieblong................         5,000          ---             ---          ---           ---       5,000      ---
R. Madison Murphy............        30,102      177,779          23,291      174,390           ---     405,562      3.2%
Robert C. Nolan..............        48,214        7,670           1,000      216,337           ---     273,221      2.1%
Ron Pearce...................        14,700 (4)      212             ---          ---          8750      23,662      ---
William Rosoff...............           750          ---             ---          ---           ---         750      ---
John Shealy..................         1,500          ---             ---          ---           ---        1500      ---
Clefton D. Vaughan...........         6,343 (4)    1,250             ---          ---           ---       7,593      ---

                                      (7)

W. Bayless Rowe..............         2,500 (4)     1434             300          ---         4,750       8,984      ---
Jack R. McCray...............         1,018 (4)    1,307             ---          ---         1,000       3,325      ---
Richard H. Humphreys.........         1,036 (4)    1,555             ---          ---         3,375       5,966      ---

All directors together with
five named executives and
another officer
as a group                          145,314 (5)  257,296         154,190      609,463        17,875   1,184,138      9.2%

_________________________

     /1/ Includes shares directly owned and shares owned as beneficiary of trust(s).

     /2/ Includes shares held as a trustee for others and shares owned by a corporation or other organization of which the named person is an officer as well as sole or shared investment power.

     /3/ One of the trusts for which Reverend Keller shares investment power owns an additional 38,375 shares of stock which were omitted from this column since such shares were included in the column disclosing "Personal, as beneficiary of trust(s)".

     /4/ Included are shares of "restricted stock" awarded on February 18, 1998 pursuant to the Company's 1996 Stock Incentive Plan. Such shares are subject to vesting requirements, but the recipients are entitled to vote such shares upon their issuance. The amount of restrictive stock for each individual is: Pearce 4,000 shares; Vaughan 2,500 shares; Rowe 2,500 shares; McCray 1,000 shares; and Humphreys 1,000 shares.

     /5/ This total includes 11,500 shares of restricted stock as discussed in note 4 above.

     Persons or entities who have filed reports with the Company through February 28, 1998 pursuant to applicable SEC rules disclosing ownership of as much as 5% of the Company's common stock are as follows:

     (1) On January 10, 1997, C.H. Murphy, Jr., Suite 400, Union Bldg., El Dorado, Arkansas, filed a Schedule 13(d) report which disclosed that as of December 31, 1996 and as a result of the spin off: Mr. Murphy has sole voting and dispositive power as to 339,531 shares of the Company's common stock; household members of Mr. Murphy own 876 shares of the Company's common stock; and Mr. Murphy has shared voting and dispositive power as to 856,374 shares of the Company's common stock. Combined, these categories of shares represent 9.3% of the outstanding common stock of the Company. Mr. Murphy is the father of Director R. Madison Murphy and the uncle of: Director Robert C. Nolan, Director Christoph Keller, III, and Director Eric M. Heiner's spouse.

     (2) On February 10, 1998, First United Bancshares, Inc. filed Amendment No. 1 to its Schedule 13(G) report which disclosed that as of December 31, 1997 its wholly owned subsidiaries, First United Trust Company, N.A., Main and Washington Streets, El Dorado, Arkansas and FirstBank, 3000 New Boston Road, Texarkana, Texas have sole or shared voting and dispositive power as to 729,505 shares of the Company's common stock, representing 5.7% of the outstanding common stock of the Company.

     (3) On February 10, 1998, The Capital Group Companies, Inc. filed Amendment No. 1 to its Schedule 13(G) report which disclosed that as of December 31, 1997 its wholly owned subsidiary, Capital

                                      (8)

Research and Management Company, 333 South Hope Street, Los Angeles, California, holds investment power, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, as to 959,490 shares of the Company's common stock, representing 7.5% of the outstanding common stock of the Company.

     (4) Subsequent to its initial filing made on April 4, 1997 of a Schedule 13(G) report which disclosed beneficial ownership of 13.2% of the Company's common stock, Southeastern Asset Management, Inc., 6410 Poplar Avenue, Suite 900, Memphis, TN filed on February 4, 1998 Amendment No. 1 to its Schedule 13(G) report. Such report disclosed that Southeastern Asset Management, Inc. holds investment power, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, as to 1,917,300 shares of the Company's common stock, representing 14.9% of the outstanding common stock of the Company.


               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Under the securities laws and regulations promulgated thereunder, the Company's directors and executive officers are required to report their beneficial ownership (as defined in such laws and regulations) of the Company's common stock and any changes in that ownership to the SEC and NYSE. Specific due dates for the reports have been established and the Company is required to report in this Proxy Statement any failure to file by said due dates. With two exceptions noted below, each of the Company's directors and executive officers satisfied their filing requirements for fiscal 1997.

     Director Reverend Christoph Keller, III requested the assistance of Company staff in the filing of a Form 4 for the month of July 1997 to reflect that Reverend Keller had been named as a co-trustee of a family trust under which he is also one of the beneficiaries. Such report was prepared and timely filed, but only listed the number of shares held by the trust for which Reverend Keller is the beneficiary (38,375) instead of all shares held by the trust (191,875). An amended Form 4 which corrected this error and reconciled other insignificant stock amounts in various accounts arising from the spin off was filed in March, 1998.

     Director Robert C. Nolan made a stock purchase order in late December, 1997 and his office was verbally informed that the shares had been bought in early January, 1998. However, when written documentation was received, it revealed that 2,000 shares had been acquired on December 31, 1997, and accordingly should have been reported on Form 4 on or before January 10, 1998. Such Form 4 report was filed on February 3, 1998.


                  REPORT OF EXECUTIVE COMPENSATION COMMITTEE

     The Executive Compensation Committee ("the Committee") reviews and approves the Company's total compensation philosophy and programs covering executive officers and key management employees as well as the competitiveness of Deltic's total compensation practices. The Committee also reviews the performance levels of Deltic's officers and determines base salaries and incentive awards for such executive officers, and also the compensation of Deltic's nonemployee Chairman. The Committee is comprised of five independent (including four "nonemployee") directors elected by the Board of Directors. During 1997, the Committee met twice and acted on one matter by written consent in lieu of meeting. This report is provided by the Committee to assist stockholders in understanding the philosophy and objectives of the Committee and its actions during 1997.

                                      (9)

     A major objective of the Committee is to design compensation programs to attract and retain individuals of outstanding ability for the Company, and to provide incentives for such individuals to strive to enhance stockholder value. Philosophically, the Committee believes its objectives can be met when the compensation of the Company's executives is closely linked to the Company's business performance and attainment of strategic objectives as established by the Board. The Committee's compensation programs seek to: encourage stock ownership by executives in order to directly align their interests with those of all stockholders; maintain an appropriate balance between base salary and annual and long-term incentive opportunities; and recognize and reward exceptional individual contributions to the Company's success.

     The three main elements of Deltic's compensation program are base salary, annual bonus and long-term incentives. Base salary and bonus are keyed to recognition of individual performance and achievement of business objectives each year. The value of long-term incentives are directly linked to the performance of Deltic's common stock and, therefore to total stockholder return. In evaluating the compensation programs, the Committee solicits the services of independent compensation consultants and information on industry pay practices gathered by Deltic's human resource department.

     Generally for base salaries, Deltic maintains an administrative framework of job levels into which positions are assigned based on internal comparability and external market data. Base salaries are reviewed annually and adjusted as appropriate to reward performance and maintain a competitive position. Annual bonuses are awarded if the Company meets or exceeds certain performance measures which are established each year by the Committee. Participation in the annual bonus program is based on job level and is intended to reward individuals who are capable of having a significant impact on the Company's performance. Communication of the applicable performance measure is promptly made to each participant after it has been determined by the Committee.

     The Company's 1996 Stock Incentive Plan ("1996 SIP") vests with the Committee the authority to award incentive or nonqualified stock options, stock appreciation rights and restricted stock. Such awards are intended under the 1996 SIP to foster and promote the long-term financial success of the Company and materially increase stockholder value by motivating superior performance and encouraging and providing for the acquisition of an ownership interest in the Company by those employees upon whose judgement, interest and special effort the successful conduct of its operations is largely dependent. The 1996 SIP establishes an aggregate and annual number of shares which may be issued, sets a limit on the percentage of restricted stock which may be issued in total and to any individual, and provides for other terms and conditions applicable to the different types of awards.

                            1997 Committee Actions

     The Committee acted on several matters during 1997. An Annual Incentive Compensation Plan which had been drafted by staff of the Company with assistance from an independent compensation consultant was reviewed and adopted. The 1997 performance measure for earning a bonus under the Annual Incentive Compensation Plan was established at a 8.6% company-wide return on capital employed ("ROCE") for all plan participants.


     Awards of stock options under the 1996 SIP were considered and made. Each stock option under this category was priced at the fair market value on the date of grant and will become exercisable

                                      (10)
as to one-half of its shares two years from the date of grant and exercisable as to the remaining one-half, three years after the date of grant. Each option has a term of ten years from the date of grant and will expire after such time. To the extent allowed under applicable internal revenue code provisions, each of these stock options were designated as incentive stock options with any not qualifying for incentive stock option treatment designated as nonqualified stock options.

     The Committee also acted in regard to those employees which due to the spin off had forfeited Murphy stock options and restricted stock. For the holders of forfeited Murphy stock options, the Committee determined the individuals should retain the essential elements and economic value, if any, existing in the Murphy options, but that the goals of the Company's compensation program would be better achieved if such essential elements and value were transferred to options for Deltic Common Stock. Accordingly, the Committee granted Company nonqualified stock options to such individuals in the same amount and with the same exercise and termination date as the forfeited Murphy stock options. To the extent such forfeited Murphy stock options were "in-the-money", the exercise price of the Company stock options was reduced by a like amount from the fair market value of Company stock on the date of grant. As to individuals which forfeited Murphy restricted stock, the Committee decided to issue Company stock options with a deemed value equivalent to the projected value of the Murphy restricted stock. The independent compensation consultants retained by the Company were instructed to calculate such values. After receipt of the consultant's report, the Committee acted by written consent in lieu of meeting to grant additional nonqualified stock options to the individuals. The exercise price of such stock options was at fair market value of the Company's stock on the date of grant and other typical terms and conditions were made applicable.

     The Committee also addressed 1997 base salary compensation for the Company's executive officers as well as compensation for the Company's nonemployee Chairman. As to Ron L. Pearce, the Company's President and Chief Executive Officer, the Committee increased Mr. Pearce's base salary 27% from $141,250 to $180,000. The Committee reviewed the Company's financial and operating performance in 1996 which included an increase in net income over the prior year and the status of capital projects to expand the Company's manufacturing operations. The Committee also noted that while Mr. Pearce had previously been President of the Company when it was a wholly owned subsidiary, his duties were now expanded as the top executive of a publicly owned company.

                                Respectfully submitted,
                             Executive Compensation Committee
     R. Madison Murphy, Chairman     Alex R. Lieblong        William L. Rosoff
                Eric M. Heiner           Reverend Christoph Keller, III



                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     There were no committee interlocks. Messrs. Murphy, Heiner and Keller are related by blood and/or marriage as described in the "Certain Relationships and Related Transactions" section supra. Such section also describes applicable related transactions. Mr. Rosoff who prior to January 15, 1998 was a partner of a law firm used by the Company, did not participate in deliberation or decisions related to grants of stock based awards or cash compensation to officers and employees of the Company during 1997.

                                      (11)

                            EXECUTIVE COMPENSATION

     As a wholly owned subsidiary until December 31, 1996, matters involving the compensation of the Company's executive officers for fiscal years prior to 1997 were determined by Murphy. The following table sets forth information with respect to compensation for the Company's President and Chief Executive Officer and the four other most highly compensated executives of the Company at the end of 1997:

                                         SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION
                               ----------------------------------------          LONG-TERM
                                                                            COMPENSATION AWARDS
                                                               OTHER       ----------------------     ALL
                                                               ANNUAL      RESTRICTED  SECURITIES    OTHER
                                                              COMPENSA-      STOCK     UNDERLYING    COMPEN-
                                          SALARY     BONUS      TION         AWARDS     OPTIONS      SATION
NAME AND PRINCIPAL POSITION     YEAR      ($) (1)   ($) (2)    ($) (3)        ($)         (#)        ($)(7)
-----------------------------  ------     -------   -------   ---------    ---------   ----------   --------
Ron L. Pearce                   1997      180,000    83,500        ---         ---      34,059(5)      6,624
President and Chief             1996      141,250    55,000        ---         (4)         (6)         8,965
Executive Officer               1995      126,250       ---        ---         ---         (6)         5,384

Clefton D. Vaughan              1997      140,000    53,507        ---         ---      29,171(5)      4,080
Vice President, Finance         1996      204,006    60,000     24,336         (4)         (6)        14,299
and Administration and          1995      196,458       ---        ---         ---         (6)        12,024
Treasurer [Prior to 1/1/97
Vaughan was employed by
Murphy as Vice President.]

W. Bayless Rowe                 1997      140,000    44,589        ---         ---      15,500(5)      7,537
General  Counsel and            1996      127,834    40,000        ---         ---         (6)         6,976
Secretary [Prior to 1/1/97      1995      121,350       ---        ---         ---         (6)         6,672
Rowe was employed by
Murphy as General Attorney
and Secretary]

Jack R. McCray                  1997      113,418    24,082        ---         ---       5,000(5)      4,865
General Manager, Real           1996      108,573    24,500        ---         ---         (6)         4,524
Estate & Vice President,        1995      104,466       ---        ---         ---         ---         3,774
Chenal Properties, Inc.

Richard H. Humphreys,           1997       94,380    21,108        ---         ---       7,375(5)      5,294
General Manager, Mills          1996       88,542    26,500        ---         ---         (6)         4,968
                                1995       83,225       ---        ---         ---         (6)         4,658
----------------------------



     /1/ Includes amounts of cash compensation earned and received by executives as well as amounts earned but deferred at their election.

     /2/ Bonuses were awarded and paid by Deltic and Murphy, as applicable, after the end of the year in which they are reported. Because these payments related to services rendered in the

                                      (12)
year prior to payment, Deltic and Murphy report bonuses as a component of compensation for the prior year.

     /3/ Represents the amount of income tax payments made by Murphy for restricted Murphy stock awards that vested in 1996.

     /4/ Messrs. Pearce and Vaughan were awarded restricted stock awards by Murphy in 1996 valued at $53,594 and $75,031, respectively. Under the terms of Murphy's stock plan, each were deemed to have retired as of the date of the spin off. As a result, 80% of the restricted stock awards were forfeited, with the remainder subject to vesting or forfeiture in 2001 depending on achievement of performance measures. As discussed in the Report of Executive Compensation Committee supra, the Committee replaced the projected value of forfeited restricted stock with Company stock options.

     /5/ The stock options awarded by the Committee in 1997 included options which were intended by the Committee to replace Murphy stock options and restricted stock which were forfeited by the named executives as a result of the spin off. The number of options in this unique category included in the totals listed in the table above for each of the named executives is: Mr. Pearce - 20,390; Mr. Vaughan - 19,671; Mr. Rowe - 6,500; Mr. McCray - 2,000; and Mr.
Humphreys - 4,375.

     /6/ The named executives received stock option awards from Murphy in 1996 and 1995 which under the terms of Murphy's stock plan were forfeited as a result of the spin off. The number of Murphy stock options forfeited by each of the named executives is: Mr. Pearce - 10,000; Mr. Vaughan - 7,000; Mr. Rowe - 6,500; Mr. McCray - 2,000; and Mr. Humphreys - 4,375.

     /7/ The total amounts shown in this column for 1997 consist of the following: Mr. Pearce: $6,000--Company contributions to defined contribution plan; $624--Benefit attributable to Deltic-owned term life insurance policy. Mr. Vaughan: $3456--Company contributions to defined contribution plan; $624--Benefit attributable to Deltic-owned term life insurance policy. Mr. Rowe: $6913--Deltic contributions to defined contribution plan; $624--Benefit attributable to Deltic-owned term life insurance policy. Mr. McCray: $4,241--Company contribution to defined contribution plan; $624--Benefit attributable to Deltic-owned term life insurance policy. Mr. Humphreys: $4,707--Company contribution to defined contribution plan; $590--Benefit attributable to Deltic owned-term life insurance policy.


                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table summarizes options granted during fiscal 1997 to the named executives listed in the Summary Compensation Table, and the potential value of the shares subject to such options if the options were exercised at their expiration date. Included in the table, as indicated, are stock options awarded to replace Murphy stock options and restricted stock forfeited by the named executives as a result of the spin off.

                                      (13)


                                                                                                POTENTIAL REALIZABLE
                                                                                                   VALUE AT ASSUMED
                                                                                                ANNUAL RATES OF STOCK
                                                                                                PRICE APPRECIATION FOR
                                  INDIVIDUAL GRANTS                                                  OPTION TERM
-------------------------------------------------------------------------------------------------------------------------

                              NUMBER OF      PERCENT OF
                             SECURITIES     TOTAL OPTIONS
                             UNDERLYING      GRANTED IN     EXERCISE    EXPIRATION
 NAME                     OPTIONS GRANTED   FISCAL YEAR     PRICE ($)      DATE      0%($)      5%($)      10%($)
-------------------------------------------------------------------------------------------------------------------
Ron L. Pearce                  1,250 (1)         1.2%         9.90       03/02/04    16,609      28,625      44,694
                               5,000 (1)         4.8%        13.90       01/31/05    46,438     102,008     179,633
                               5,000 (1)         4.8%        12.40       02/06/06    53,938     118,223     212,461
                               9,059 (1)         8.8%        25.25       04/21/07         0     143,853     364,552
                              13,750            13.3%        23.19       01/22/07         0     200,509     508,130

Clefton D. Vaughan             1,000 (1)         1.0%         9.90       03/02/04    13,288      22,900      35,755
                               3,500 (1)         3.4%        13.90       01/31/05    32,506      71,405     125,743
                               3,500 (1)         3.4%        l2.40       02/06/06    37,756      82,756     148,723
                              11,671 (1)        11.3%        25.25       04/21/07         0     185,331     469,664
                               9,500             9.2%        23.19       01/22/07         0     138,534     351,072

W. Bayless Rowe                3,000 (1)         2.9%        13.90       01/31/05    27,863      61,205     107,780
                               3,500 (1)         3.4%        12.40       02/06/06    37,756      82,756     148,723
                               8,500             8.2%        23.19       01/22/07         0     123,951     314,117

Jack R. McCray                 2,000 (1)         1.9%        12.40       02/06/06    21,575      47,289      84,984
                               3,000             2.9%        23.19       01/22/07         0      43,747     110,865

Richard H. Humphreys             375 (1)         0.4%         9.90       03/02/04     4,983       8,588      13,408
                               2,000 (1)         1.9%        13.90       01/31/05    18,575      40,803      71,853
                               2,000 (1)         1.9%        12.40       02/06/06    21,575      47,289      84,984
                               3,000             2.9%        23.19       01/22/07         0      43,747     110,865

All Stockholders (2)                                                                  483,392,585 (5%)
                                                                                     769,721,903 (10%)

-----------------------------------

     /1/ Options in replacement of Murphy stock options or restricted stock forfeited as a result of the spin off.

     /2/ The potential realizable value for all Stockholders represents the aggregate value at the end of 10 years of all Common Stock outstanding as of January 22, 1997 (the date of awards of employee stock options) which then had a value of $296,761,115, assuming the same rates of appreciation used to calculate the potential realizable value of shares subject to stock options summarized in the table. Such information is shown for comparison purposes only and does not represent an estimate or prediction of future Common Stock price.

                                      (14)

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION VALUE TABLE

     There were no exercises of stock options during fiscal 1997. The following table summarizes the value at December 31, 1997, of all the shares subject to options granted to the named executives of the Company.

                           Shares Underlying                      Value of Unexercised
                         Unexercised Options                    In-the-Money Options
                       Held at December 31, 1997              Held at December 31, 1997 (1)
-------------------------------------------------------------------------------------------
   Name                Exercisable (2)    Unexercisable     Exercisable    Unexercisable
-------------------------------------------------------------------------------------------
Ron L. Pearce              3,750              30,309          $55,550          $185,508

Clefton D. Vaughan         2,750              26,421          $41,070          $140,684

W. Bayless Rowe            1,500              13,500          $20,220          $108,265

Jack R. McCray               -0-               5,000              -0-          $ 42,530

Richard H. Humphreys       1,375               6,000          $20,035          $ 56,010

------------------------

     /1/ Represents the closing price for Deltic common stock on December
31, 1997 of $27.38 less the exercise price for all outstanding exercisable and unexercisable stock options.

     /2/ All options exercisable during 1997 were awarded as replacements for Murphy stock options which were forfeited as a result of the spin off.


                               PERFORMANCE GRAPH

     The following graph compares the cumulative total returns for Deltic's common stock, the Standard & Poor's Small Cap 600 Index and the Standard & Poor's Paper & Forest Products Index for the period January 2, 1997 (the first day of regular public trading of Deltic's common stock) through December 31, 1997. The Company believes because it does not own and operate paper manufacturing facilities and its market capitalization is significantly smaller than most firms included within the industry index, that it may in the future be able to determine a more appropriate industry peer group as more timber focused companies become publicly traded. The graph assumes an investment on January 2, 1997 of $100 in each of Deltic's common stock, the stocks comprising the Standard & Poor's Small Cap 600 Index and the stocks of the Standard & Poor's Paper & Forest Products Index, and that all paid dividends were reinvested.


                                      (15)

                       [PERFORMANCE GRAPH APPEARS HERE]

                                              1/2/97  12/31/97
              Deltic                           $100   $127.75
              S&P Small Cap 600                $100   $125.58
              S&P Paper & Forest Products      $100   $107.22



             COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid during a year to a public company's chief executive officer and its four other most highly compensated executive officers to $1 million, unless specified conditions are met. Certain performance-based compensation is not subject to the deduction limitation. The Company did not have nondeductible compensation expense during 1997 and is not expected to have such in 1998. Nevertheless, the Executive Compensation Committee intends to review this matter from time to time and, if appropriate and consistent with the Company's compensation philosophy, may recommend in the future that actions be taken to maximize the amount of compensation expense that is deductible to the Company.

                               RETIREMENT PLANS

     Prior to and effective upon the spin off, the Company established its retirement plans for its employees. The following table shows the estimated annual pension benefit payable, at age 65, under Deltic Timber Corporation's Retirement Plan at December 31, 1997 for the salary and length of service indicated. The amounts shown are subject to reduction for social security benefits.

                                      (16)

                                           PENSION PLAN TABLE


                                               YEARS OF SERVICE
                    --------------------------------------------------------------------
REMUNERATION (1)       15        20           25           30           35           40
----------------    --------  --------     --------     --------     --------     --------
   $ 100,000        $ 24,000  $ 32,000     $ 40,000     $ 48,000     $ 56,000     $ 64,000
     150,000          36,000    48,000       60,000       72,000       84,000       96,000
     200,000          48,000    64,000       80,000       96,000      112,000      128,000(2)
     250,000          60,000    80,000      100,000      120,000      140,000(2)   160,000(2)
     300,000          72,000    96,000      120,000      144,000(2)   168,000(2)   192,000(2)
     350,000          84,000   112,000      140,000(2)   168,000(2)   196,000(2)   224,000(2)
     400,000          96,000   128,000(2)   160,000(2)   192,000(2)   224,000(2)   256,000(2)
     450,000         108,000   144,000(2)   180,000(2)   216,000(2)   252,000(2)   288,000(2)
     500,000         120,000   160,000(2)   200,000(2)   240,000(2)   280,000(2)   320,000(2)


     A portion of the benefits shown above would be paid under the Company's Supplemental Benefit Plan to the extent such benefits exceed legislative limitations.

     The credited years of service for Messrs. Pearce, Vaughan, Rowe, McCray, and Humphreys are six years, one year, twenty years, eight years and twenty-six years respectively.

_________________________

     /1/ During 1997, the maximum compensation limit for qualified retirement plans, as established by the Internal Revenue Service, was $160,000,

     /2/ Exceeds presently allowable maximum legislative limits for annual pension benefits under a defined benefit pension plan. In 1997, the maximum benefit allowable was $125,000 ($130,000 effective January 1, 1998).


                APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS
                             (ITEM 2 ON PROXY CARD)

     The Board of Directors desires to obtain from the stockholders an indication of their approval or disapproval of its action in appointing KPMG Peat Marwick LLP, Certified Public Accountants, as independent auditors of the Company for the year 1998. KPMG Peat Marwick LLP has been serving as the Company's independent auditors for the past year, and is familiar with the Company's accounts through its many years of service as Murphy's independent auditors. The firm has advised the Company that its members have no direct or indirect financial interest in the Company or any of its subsidiaries. Members of the firm are expected to be present at the Annual Meeting for the purpose of responding to inquiries by stockholders and such representatives will have an opportunity to make a statement if they desire to do so.

     In the event a majority of the stockholders voting should indicate they disapprove the appointment of KPMG Peat Marwick LLP the adverse vote will be considered as a directive to the Board of Directors to select other auditors for the following year. Because of the difficulty and expense of making any substitution of auditors during a year, it is contemplated that the

                                      (17)
appointment for 1998 will be permitted to stand unless the Board finds other good reason for making a change.


                   OTHER MATTERS TO COME BEFORE THE MEETING

     The Board of Directors does not know of any matters which will be brought before the 1998 annual meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed proxy card will have discretion to vote in accordance with their best judgment.



     The above Notice and Proxy Statement are sent by order of the Board of Directors.



                                    W. Bayless Rowe
                                    Secretary

                                      (18)

[DELTIC TIMBER CORPORATION
    LOGO APPEARS HERE]
                           DELTIC TIMBER CORPORATION

   PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, APRIL 28, 1998

The stockholder(s) whose name(s) appears on the reverse side hereby appoints Robert C. Nolan and Ron L. Pearce, or each of them, as the stockholder's proxy or proxies, with full power of substitution, to vote all shares of Common Stock of Deltic Timber Corporation which the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, on April 28, 1998, at 10:00 a.m., local time, and any adjournments thereof, as fully as the stockholder could if personally present.

      IMPORTANT--THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NONE ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE, AND FOR ITEM 2.

                                                     (continued on reverse side)

--------------------------------------------------------------------------------

                           DELTIC TIMBER CORPORATION
  PLEASE MARK VOTE IN OVAL, IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/

[                                                                              ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED ITEMS.


                                        FOR  WITHHOLD
                                        ALL    ALL    FOR ALL (EXCEPT NOMINEE(S)
1.  ELECTION OF DIRECTORS--             / /    / /      / /    WRITTEN BELOW)
    Nominees: Eric M. Heiner,
    William L. Rosoff, John C.                                ------------------
    Shealy.

                                        FOR  AGAINST  ABSTAIN
2.  RATIFY THE APPOINTMENT OF           / /    / /      / /
    KPMG PEAT MARWICK LLP AS
    AUDITORS.




                                                    Dated:                , 1998
                                                           ---------------
                        --------------------------------------------------------
                        --------------------------------------------------------
                        Signature of stockholder(s)
                        Please sign exactly as your name or names appear hereon. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give full title. Please return promptly.

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                            YOUR VOTE IS IMPORTANT.

            PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                    USING THE ENCLOSED POSTMARKED ENVELOPE.